Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Yimutian Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value US$0.00001 per share	(1)	Other	183,486,225	$0.05	$9,174,311.25	0.0001381	$1,266.98
Fees to be Paid	Equity	ADS Warrants	(2)	Other	11,009,174	1.09	11,999,999.12	0.0001381	1,657.20
Fees to be Paid	Equity	Pre-Funded Warrants	(3)	Other	5,567,928	1.0890	7,992,659.97	0.0001381	1,103.79
Fees to be Paid	Equity	Placement Agent Warrants to purchase ADSs	(4)	Other	167,038	$1.09	$239,999.99	0.0001381	$33.15

Total Offering Amounts:							$29,406,970.33		4,061.12
Total Fees Previously Paid:									4,838.79
Total Fee Offsets:									4,061.12
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Represents up to 7,339,449 American depositary shares of the Issuer. Each American depositary share represents 25 Class A ordinary shares.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices on February 13, 2026 of the Registrant's American depositary shares listed on the Nasdaq Global Market, each representing two Class A ordinary shares of the Registrant.
(2)	Represents up to 11,009,174 warrants to purchase up to 11,009,174 ADSs. The exercise price of such warrant is assumed to be $1.09.
(3)	Represents up to 7,339,449 pre-funded warrants to purchase up to 7,339,449 ADSs. The exercise price of such warrant is assumed to be $1.089.
(4)	Represents up to 220,183 placement agent warrants to purchase ADSs. The exercise price of such warrant is assumed to be $1.09.